Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT effective February 1, 2014, (the “Effective Date”) by and between William Reid, an individual whose address is on file with the Company (the “Consultant”) and Gold Resource Corporation, a Colorado corporation having its principal place of business at 2886 Carriage Manor Point, Colorado Springs, Colorado 80906 (the “Company”).

RECITALS

WHEREAS, the Company carries on the business of the acquisition, exploration and development of mineral properties (the “Company’s Business”);

WHEREAS, the Consultant has extensive experience in geology, mineral exploration and development and mining operations; and

WHEREAS, the Company is desirous of retaining the Consultant to provide professional and technical consulting services to the Company on the terms, conditions and covenants of this Agreement.

NOW THEREFORE, in consideration of the premises and of the obligations to be performed and covenants to be kept by the parties contained herein, and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the Company and the Consultant hereby agree as follows:

1.	The Company hereby retains the Consultant and the Consultant hereby agrees to provide consulting services (as defined in paragraph 2, below) on a non-exclusive basis with respect to the Company’s Business in various locations worldwide.

2.	The Consultant shall use his reasonable best efforts to provide consulting services (as defined below) to the Company and its subsidiaries in connection with the Company’s Business. The Consultant shall provide the following services to the Company during the duration of this Agreement as and when requested by the Company (the “Consulting Services”):

(a)	To identify potential areas of interest for the Company, review and evaluate geological information and to provide assistance and recommendations to the Company and its subsidiaries in the acquisition, regarding the development and operations of mineral properties, prospects and projects; and

(b)	To provide other mutually agreed services.

3.	The Consultant shall be responsible to and report to the Chief Executive Officer of the Company, and to other personnel as may be directed by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

4.	The Consultant and the Company hereby acknowledge and agree that the Consultant is an independent contractor and not an agent, servant or employee of the Company. Nothing in this Agreement shall establish, or be interpreted as establishing a partnership, joint venture, employer-employee relationship, or any agency relationship. In addition:

(a)	The Consultant may not enter into agreements, incur any obligations or make any promises, commitments or arrangements to or with any third party nor represent himself to be an agent, joint venture, partner or employee of the Company.

(b)	The Company will not dictate the place or time that the Consultant will provide the Consulting Services.

(c)	The Consultant acknowledges that as an independent contractor to the Company, Consultant is not entitled to workers’ compensation benefits or unemployment insurance or any other employment-type benefits from the Company, and that Consultant is obligated to pay federal and state income tax on any moneys earned pursuant to this Agreement.

(d)	As an independent contractor, the Consultant has the right to reject any Consulting Services assignment made to the Consultant by the Company.

(e)	The Company will issue the Consultant an IRS Form 1099 to all moneys earned pursuant to this Agreement.

5.	For specific projects assigned to the Consultant by the Company, the Company shall provide the Consultant with access to and copies of information that the Consultant may reasonably require to provide the Consulting Services hereunder.

6.	The Company shall pay the Consultant a consulting fee (the “Consulting Retainer”) in the amount of $15,000 per month. As stated above, no taxes or other withholdings will be paid or withheld by the Company as these are the Consultant’s sole responsibility.

7.	The Company shall pay the Consultant for legitimate business expenses the Consultant incurs with respect to the Company’s Business or in rendering the Consulting Services (collectively the “Ordinary Expenses”) provided that any single expense exceeding $5,000.00 (an “Extraordinary Expense”) must be pre-approved by the Chief Executive Officer, President or the Board prior to incurring such expense for Company Business or Consulting Services.

8.	The Consultant shall invoice the Company monthly for any Ordinary Expenses or Extraordinary Expenses owing to the Consultant. The invoices shall be accompanied by receipts for all expenses. Each invoice shall be due and payable by the Company within 30 days after the invoice is received by the Company, subject to review and approval by the Company.

9.

The Consultant acknowledges that the Company’s Business is an extremely competitive business and that disclosure of any non-public information about the Company’s Business obtained by the Consultant during the term of this Agreement (the

“Confidential Information/Trade Secrets”) would place the Company at a competitive disadvantage. The Consultant shall use reasonable efforts to preserve and protect the Confidential Information/Trade Secrets, which shall remain the exclusive property of the Company. Without restricting the generality of the foregoing, the Consultant shall not disclose any of the Confidential Information/Trade Secrets to third parties during the duration of this Agreement and for a period of one (1) year after the termination of this Agreement, unless:

(a)	the Consultant obtains the Company’s advance written consent to make such disclosure;

(b)	disclosure is required pursuant to any law, statute, regulation, ordinance or administrative, regulatory or judicial order;

(c)	through no act or omission of the Consultant the Confidential Information/Trade Secrets is furnished to others without restriction on disclosure or becomes generally known or part of the public domain; or

(d)	the Confidential Information/Trade Secrets is lawfully furnished to the Consultant by a third party without breach of any existing or future restriction on disclosure owed to the Company.

10.	The Consultant represents that he: (i) is not subject to a confidentiality, trade secret, or non-compete agreement with any former employer, contractor, or other third party, and (ii) has no continuing obligations to any former employer, contractor or other third party with respect to the ownership or assignment of any proprietary rights; or (iii) where there is any such agreement or obligation, or the Consultant becomes subject to such an agreement or obligation at any time during the term of this Agreement, that the Consultant has or will fully disclosed all material facts to the Company.

11.	Nothing contained in this Agreement shall be construed to prevent the Consultant or any employee, officer or agent of the Consultant from:

(a)	acting as a member of the board of directors of any other corporation and from receiving compensation therefrom;

(b)	making investments in any business, whether as a shareholder or otherwise; or

(c)	engaging in any other business activities;

12.	The Consultant’s engagement and retention under this Agreement shall be deemed to commence on the Effective Date and shall continue on a month-to-month basis until termination by either party upon written or electronic notice of termination. Notice shall be provided at the address set forth in this Agreement or at such other address as designated by the parties and shall be deemed to be received on the date of delivery. The provisions contained in paragraph 9 herein shall expressly survive the termination of this Agreement.

13.	This Agreement contains the entire agreement between the parties hereto and supersedes all correspondence, negotiation, understandings, representations, and warranties and agreements in respect of the subject matter hereof.

14.	No modification, amendment or assignment of this Agreement shall be binding upon the parties unless the same is made in writing and signed by both parties.

15.	This Agreement and any amendments thereto may be executed in several counterparts, each of which so executed shall be deemed to be an original (and each signed copy shall be deemed an original), and such counterparts together shall constitute but one and the same instrument.

16.	This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado applicable to contracts executed and performed in such state without giving effect to conflicts of laws principles. The parties consent to the jurisdiction of the courts of the State of Colorado to hear and determine all questions relating to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 1st day of February, 2014.

GOLD RESOURCE CORPORATION		CONSULTANT

By:	/s/ Jason D. Reid	By:	/s/ William W. Reid
Name:	Jason D. Reid	Name:	William W. Reid
Title:	Chief Executive Officer and President